Filed pursuant to Rule 424(b)(3)

File No. 333-216817

UNITED STATES 12 MONTH OIL FUND, LP

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Supplement dated April 1, 2020

to

Prospectus dated April 26, 2019

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This supplement contains information which amends, supplements or modifies certain information contained in the prospectus of United States 12 Month Oil Fund, LP dated April 26, 2019 (the “Prospectus”). Please read it and keep it with your Prospectus for future reference.

You should carefully consider the “Risk Factors” beginning on page 4 of the Prospectus before you decide to invest.

The Bank of New York Mellon to Serve as USL’s Custodian, Fund Administrator and Transfer Agent

USL, together with USCF and each of the Related Public Funds, has entered into the following agreements with The Bank of New York Mellon, a New York corporation authorized to do banking business (“BNY Mellon”), pursuant to which BNY Mellon will provide certain custodial, fund administration and accounting and custodial services to USL and each of the Related Public Funds commencing as of April 1, 2020 (together, the “BNY Mellon Agreements”): (i) a Custody Agreement, pursuant to which BNY Mellon provides certain custodial services; (ii) a Fund Administration and Accounting Agreement, pursuant to which BNY Mellon provides fund administration and accounting services; and (iii) a Transfer Agency and Service Agreement, pursuant to which BNY Mellon provides transfer agency services, each dated as of March 20, 2020.

In connection with the entry into the BNY Mellon Agreements, USL and Brown Brothers Harriman and Co., a limited partnership organized under the laws of the State of New York (“BBH”), have agreed to terminate the following agreements: (1) a Custodian Agreement dated as of October 5, 2007, as amended from time to time (the “BBH Custodian Agreement”), pursuant to which BBH provided certain custodial services, and (2) an Administration Agency Agreement dated as of October 5, 2007, as amended from time to time (the “BBH Administrative Agency Agreement”, pursuant to which BBH provides certain administrative and transfer agency services to USL.

The BBH Custodian Agreement terminates on March 31, 2020 and the BBH Administrative Agency Agreement is scheduled to terminate on May 31, 2020 to allow for certain reporting and other services to continue in connection with the transition to BNY Mellon.